SUPPLEMENT DATED October 4, 2006 (To Prospectus dated August 28, 2006	Rule 424(b)(3) Registration No. 333-132923

NEURALSTEM, INC.

16,335,333
Common Shares

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 28, 2006, of Neuralstem, Inc. (the ”Company). This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus. The Prospectus relates to the resale of up to 16,335,333 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

As previously disclosed in the above-referenced prospectus, in the section captioned “Registration Rights.”

[w]e entered into a registration rights agreements with the investors under which we agreed to file the registration statement of which this prospectus is a part in order to register (1) the common shares issued in the private placement; and (2) the common shares issuable upon the exercise of the class “A” and “B” warrants.

The registration rights agreement required us to use our best efforts to:

•
file the registration statement as soon as reasonably practicable after the first closing for the offering, but in no event more than 30 days following the closing of the minimum offering amount, which closing occurred on February 23, 2006 (“Filling Deadline”);

•	have the registration agreement declared effective within 180 days after the closing of the minimum offering amount (“Effectiveness Deadline”); and

•	maintain the registration statement continuously effective until the date that the shares covered by this prospectus may be sold pursuant to Rule 144 of the Securities Act without any restrictions.

If we fail to file the registration statement within the 30 days, have the registration statement declared effective within 180 days, or the registration statement does not stay effective for any 45 consecutive day period: (i) the shares underlying the “A” and “B” warrants will be increased by one percent (1%) for each 30 day period subject to proration for any partial period; and (ii) we will be obligated to issue additional shares equal to one percent (1%) of the common shares sold in the offering for each 30 day period and subject to proration for any partial period.

In addition to the forgoing, Regal One Corporation, one of our largest shareholders, agreed that if we fail to meet either the Filing Deadline or Effectiveness Deadline, that for each day following such 30 day or 180 day period, as the case may be, the Company will cancel 3,000 shares of Neuralstem's common stock which Regal One currently owns, up to a maximum of 1,000,000 cancelled shares.

We filed our initial registration statement as required under the registration rights agreement on March 31, 2006 after hours and it has a filing date of April 3, 2006. Accordingly, we have incurred a penalty of 9 days and are already obligated to issue 15,000 additional common shares, 7,500 additional class A warrant shares and 7,500 additional class B warrant shares. Additionally, 27,000 common shares held by Regal One Corporation are subject to cancellation. As stated above, we are registering an additional 100,000 common shares reserved for issuance in the event we incur additional penalties.

Described below are acts or events that constitute a substantive change from or addition to the information set forth in the above-referenced prospectus:

•	Our above referenced prospectus was declared effective on September 30, 2006.

•
In total, we incurred 17 days worth of penalties consisting of: (i) 9 days attributed to the filing of the prospectus past the Filing Deadline; and (ii) 6 days attributed to the prospectus becoming effective past the Effectiveness Deadline.

•	As a result of the penalties and our obligations under the registration rights agreement, we have cancelled a total of 51,000 common shares held by Regal One Corporation.

•
As a result of the penalties and our obligations under the registration rights agreement, we issued an aggregate of: (i) 28,333 common shares; and (ii) reserved 28,333 common shares for issuance upon the exercise of the class A and class B warrants.

As a result of the above stated actions, we are updating our selling shareholder table to provide for: (i) the cancellation of the Regal One Corporation shares; (ii) the issuance and reservation of additional shares to certain selling shareholders; and (iii) the decreasing of shares contained in the line item entitled “Reserved Penalty Shares.” We have not registered any additional shares.

The updated selling shareholder table is as follows:

	Held Outright	Warrants/ Options	Amount	% of class	Shares being registered	Shares owned after sale	%

Andrew M. Lessman	251,417	251,417	502,833	1.9%	502,833	-
Ariana M. McFadyen	50,283	50,283	100,567	*	100,567	-
Andrew M. Margulies	50,283	50,283	100,567	*	100,567	-
Aton Select Fund Limited	150,850	150,850	301,700	1.2%	301,700	-
B&R Richie’s	100,567	100,567	201,133	*	201,133	-
Barry Shemaria	25,142	25,142	50,283	*	50,283	-
Benjamin G. Wells, Trustee, Wells Family Revocable Trust Dtd. 5- 3-91	50,283	50,283	100,567	*	100,567	-
Brendon Myers	100,000	-	100,000	*	100,000	-
Brian Garr	25,142	25,142	50,283	*	50,283	-
Bruce & Jacqueline Barron, Joint Ownership	50,000	-	50,000	*	50,000	-
Bruce B. Allen Trustee of the Bruce and Janet Joint Revocable Trust dated 7-31-03	50,283	50,283	100,567	*	100,567	-
Chaim Slomluc	50,000	-	50,000	*	50,000	-
Chandrasekhar Polepalle & Suseela Polepalle JTWROS	325,708	125,708	451,417	1.7%	451,417	-
Charles Abramovitz	50,283	50,283	100,567	*	100,567	-
Condor Financial Management S.A.	50,283	50,283	100,567	*	100,567	-
Dan R. Hamby and Marianne Hamby	40,227	40,227	80,453	*	80,453	-
David Carl Lustig, III	50,283	50,283	100,567	*	100,567	-
Donald L. Stahl	50,283	50,283	100,567	*	100,567	-
Equity Communications, LLC		330,000	330,000	1.3%	330,000	-
Freddie Bear Partnership	25,142	25,142	50,283	*	50,283	-
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnel Family Trust dtd 1-11-20	112,068	12,068	124,136	*	124,136	-
Guy Clemente	100,000	-	100,000	*	100,000	-
Harbans L. Gulati & Subhash C. Gulati	25,142	25,142	50,283	*	50,283	-
Hawkins Family Trust	50,283	50,283	100,567	*	100,567	-
High Tide, LLC	500,000	-	500,000	1.9%	500,000	-
Ira Weingarten	25,142	25,142	50,283	*	50,283	-
Iroquois Master Fund, Ltd.	251,417	251,417	502,833	1.9%	502,833	-
J. Leroy and Joan B. Thompson	12,068	12,068	24,136	*	24,136	-
JAG Multi Investments, LLC	100,567	100,567	201,133	*	201,133	-
JAM Capital Associates, LLC	25,142	25,142	50,283	*	50,283	-
James Karanfilian	25,142	25,142	50,283	*	50,283	-
James McCamant	50,000	-	50,000	*	50,000	-
Jay R. Solan & Sandra S. Solan	225,708	125,708	351,417	1.4%	351,417	-
JMG Capital Partners, LP	502,833	502,833	1,005,667	3.9%	1,005,667	-
JMG Triton Offshore Fund, Ltd.	502,833	502,833	1,005,667	3.9%	1,005,667	-
John G. Korman	50,283	50,283	100,567	*	100,567	-
John H. Dakin	15,085	15,085	30,170	*	30,170	-
Jonathan Meyers	100,567	100,567	201,133	*	201,133	-
Joseph Giamanco	50,283	50,283	100,567	*	100,567	-
Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-	100,567	100,567	201,133	*	201,133	-
Larry E. Roher	50,283	50,283	100,567	*	100,567	-
Leonard Cohen	50,283	50,283	100,567	*	100,567	-
Louis Albert Lobel	25,142	25,142	50,283	*	50,283	-
Martin Hodas	100,567	100,567	201,133	*	201,133	-
Michael Berry	50,000	-	50,000	*	50,000	-
Michael Diamant	25,142	25,142	50,283	*	50,283	-
Michael J. Garr	40,227	40,227	80,453	*	80,453	-
Michael W. Engmann	150,850	150,850	301,700	1.2%	301,700	-
Mitchell Sassower	50,283	50,283	100,567	*	100,567	-
Nathan Sugarman	100,283	50,283	150,567	*	150,567	-
New Horizon Exploration Inc.	25,142	25,142	50,283	*	50,283	-
Omicron Master Trust	251,417	251,417	502,833	1.9%	502,833	-
Patrick Hund	75,142	25,142	100,283	*	100,283	-
Paul A. Lobel and Laura A. Lobel, Tenants by Entirely	25,142	25,142	50,283	*	50,283	-
Phillip S. Sassower Charitable Remainder Annuity Trust ‘96	100,567	100,567	201,133	*	201,133	-
RBC Dain Rauscher Custodian FBO Gregory B. Pepus IRA	35,198	35,198	70,397	*	70,397	-
Regal One Corporation	1,794,287	1,000,000	2,794,287	10.8%	1,800,000	994,287	3.9%
Richard Friedman	50,283	50,283	100,567	*	100,567	-
Richard Green	50,000	-	50,000	*	50,000	-
Richard Hull	25,142	125,142	150,284	*	50,284	100,000	*
Richard Stone	50,000	-	50,000	*	50,000	-
Robert Cohan	50,283	50,283	100,567	*	100,567	-
Robert Lempert	20,113	20,113	40,227	*	40,227	-
Robert R. Kauffman	75,425	75,425	150,850	*	150,850	-
Rubicon Global Value Fund, L.P.	145,822	145,822	291,643	1.1%	291,643	-
S&J Veal, Inc.	25,142	25,142	50,283	*	50,283	-
S.W. Bach & Company		127,050	127,050	*	127,050	-
Sachs Investing Co.	50,283	50,283	100,567	*	100,567	-
Sam R. Buck	131,742	131,742	263,485	1.0%	263,485	-
Silpi Polepalle	25,142	25,142	50,283	*	50,283	-
Steven B. Dunn	500,000	-	500,000	1.9%	500,000	-
Steven Mitchell Sack	172,567	100,567	273,133	1.1%	273,133	-
Sylvia Johe	25,142	25,142	50,283	*	50,283	-
T.R. Winston & Company, LLC		672,950	672,950	2.6%	672,950	-
The JD Group, LLC		1,000,000	1,000,000	3.9%	1,000,000	-
Thomas E. Genna	150,283	50,283	200,567	*	200,567	-
Thomas R. Smith	50,283	50,283	100,567	*	100,567	-
Univest Management Employee Profit Sharing Plan	50,283	50,283	100,567	*	100,567	-
VAR Growth Corp.	100,000	-	100,000	*	100,000	-
William John Reininger	25,142	25,142	50,283	*	50,283	-
Reserved Penalty Shares	38,333	38,333	76,667		76,667	-

TOTALS	9,132,954	8,296,667	17,429,621		16,335,334	1,094,287